UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2005

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 9, 2005, AmerisourceBergen Corporation (the “Registrant”) issued a news release announcing that it set the pricing for the previously disclosed tender offer and consent solicitation for its $500 million 8.125 percent senior notes due 2008 (CUSIP No. 03073QAB4) and its $300 million 7.25 percent senior notes due 2012 (CUSIP No. 03073EAB1). The Registrant also announced certain other matters related to the tender offer and consent solicitation. Among other things, the Registrant announced that as a result of the receipt of the requisite amount of consents in connection with the tender offer and consent solicitation, the Registrant, the respective guarantors of the senior notes and J.P. Morgan Trust Company, as trustee, entered into supplemental indentures dated September 8, 2005 relating to each series of senior notes. The supplemental indentures will become effective upon acceptance of the senior notes for purchase in the tender offer. The supplemental indentures eliminate substantially all of the restrictive covenants and certain events of default contained in the original indentures, and modifies the defeasance and certain other provisions contained in the original indentures. A copy of the news release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1 News	Release dated September 9, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 12, 2005	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer